Exhibit 10.1

LIMITED LICENSE AGREEMENT

      AGREEMENT made as of this 7th day of December 2004, between USM SYSTEMS, LTD., 2998 Eleven Mile Road, Suite 200, Berkley, Michigan 48072 (hereinafter referred to as “USMS” or “Licensor”) and Integrated Business Systems & Services, Suite E, 1601 Shop Road, Columbia, South Carolina 29201 (hereinafter referred to as “IBSS” or “Licensee”) in connection with the following facts.

WITNESSETH:

      WHEREAS, Licensor represents that it is the exclusive first party licensee or the designs, copyrights, tradenames, symbols, likenesses, visual representations and/or patents as specified in Item One (1) of Exhibit B hereto (hereinafter referred to as the “RIGHTS”), and

      Whereas, Licensor represents and warrants that it has the sole and exclusive right to license the RIGHTS and it has the sole and exclusive right to make and enter into this Agreement, and

      WHEREAS, Licensee desires to utilize the RIGHTS upon and in connection with the sale and distribution of products hereinafter described in conjunction with its own operating software, application software, or other components as may be approved by USMS and which are within the scope of functionality of Item One (1) of Exhibit B and all listings or addendum to Exhibit A,

      NOW THEREFORE, in consideration of the mutual promises herein contained, it is hereby agreed:

1.	GRANT OF LICENSE.

(a)	Grant. Upon the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee and Licensee hereby accepts a limited right, license and privilege of utilizing the RIGHTS, solely and only upon and in connection with the sale and distribution through its normal channels for distribution the items described in Item Two (2) of Exhibit B hereto (hereinafter collectively referred to as “PRODUCT(S)”).

(b)	Territory. The term Territory herein shall mean and include only the geographic areas set forth in Item Three (3) of Exhibit B hereto.

(c)	Term. The Term of this Agreement shall be for the period(s) as set forth in Item Four (4) of Exhibit B hereto, unless terminated in accordance with the provisions hereof.

2.	LICENSOR’S TITLE AND PROTECTION OF LICENSOR’S RIGHTS.

(a)	Validity. Licensee agrees that it will not during the term of this Agreement, or thereafter, attack the title, validity, enforceability or any right of Licensor in and to the RIGHTS, or any portion thereof, or attack the validity of this Agreement.

(b)	Protection. Licensee agrees to assist Licensor, to the extent necessary, to protect Licensor’s rights to the PRODUCT(S), and Licensor, at Licensor’s sole expense, if Licensor so desires, may commence or prosecute any claims or suits in its own name or in the name of Licensee, or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringement or imitations by others of the RIGHTS on articles similar to those covered by this Agreement, which may come to Licensee’s attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitations.

(c)	Licensor Ownership of Improvements. Licensee shall not use the PRODUCT(S) or knowledge of the PRODUCT(S) that is acquired in the performance of this Agreement to develop, or invest directly or indirectly in the development of any product which has entirely or partially the same functionality as PRODUCT(S) during the term of this Agreement or within one (1) year following termination, except under the following circumstances:

(i) If Licensee intends to develop or invest directly or indirectly, or become involved in development or promotion of any competing or complementary product or new application for PRODUCT(S), Licensee shall notify Licensor of its intent at least ninety (90) days prior to commencement of such activity. Failure to so notify Licensor of Licensee’s intent will be deemed a material breach of this Agreement.

(ii) Licensor shall have the right to terminate this Agreement upon thirty (30) days notice to Licensee, at any time following receipt of Licensee’s notice of intent, without incurring liability for termination.

(iii) In the event Licensee pursues and makes improvements or new uses for PRODUCT(S), all such improvements and/or new uses shall be promptly disclosed to Licensor and shall thereafter become the property of Licensor. Licensee agrees to execute any and all documents necessary to perfect Licensor’s rights in such improvements or new applications.

(iv) These clauses shall apply to any improvements or new applications developed, secured, registered or obtained by Licensee during the term of this Agreement, and any patent applications or other applications for rights in intellectual property pending thereon whose filing date is during the term of this Agreement, and any pending applications for rights in intellectual property whose filing date is during the term of this Agreement or within one (1) year after termination.

(v) Licensee shall retain a royalty-free license to use improvements it develops during the term of this Agreement, but without right to sublicense except under authority from Licensor; this right shall persist and encumber any subsequent transfer of ownership rights in the technology by Licensor.

(vi) Licensor shall not acquire right to or for the proprietary software included in the packaging of the Licensor’s Products by the Licensee but shall provide patent coverage to the Licensee within the bounds of the patents held by Licensor for such software only with the terms of the Limited License Agreement as is noted in the Exhibit B. Licensee may not represent its software; utilized within the framework of the Event Driven Information patents held by the Licensor, to hold or represent a prior position to the patents held by the Licensor. The software used by the Licensee shall have patent coverage under Licensor’s RIGHT only to the extent that it resides within the framework of the Licensor’s patent coverage. Licensee may, at its discretion, license the use of its software under the terms of this agreement and with the protection of this Limited License only to the extent that Licensor approves such license.

3.	INDEMNIFICATIONS.

(a)	Representation and Licensor Indemnity. Licensor hereby represents and warrants that the RIGHTS are original ideas of Licensor and to the best of its knowledge have not been copied from any source or any other person, firm, corporation, or entity; that there is no assignment or other disposition of rights in the RIGHTS presently in effect which in any way derogates from or is competitive with the rights granted to Licensee by this Agreement for the Territory. If Licensor breaches the obligation set forth in the first sentence of this paragraph, Licensor will indemnify Licensee for any damages sustained resulting from any claims or lawsuits including reasonable costs and attorneys’ fees from any third party against Licensee for any infringement of any copyright, patent, trademark, or related intellectual property claim for PRODUCT manufactured and shipped by Licensee, so long as Licensee did not materially vary the concept and/or design of the RIGHTS and/or PRODUCT so as to cause infringement and only to the extent of any compensation received by Licensor under this Agreement.

(b)	Licensee Indemnity. Licensee hereby agrees to indemnify and hold harmless Licensor from claims, suits, liabilities, damages, penalties, costs or expenses, including attorney’s fees, which Licensor may hereafter incur, suffer or be required to pay arising out of or in connection with any production, sales or use of PRODUCT(S) by Licensee or its customers, and shall carry at all times during the term of this Agreement product liability insurance in an appropriate amount for the PRODUCT(S), but in no event shall the amount per PRODUCT be less than US $1,000,000 in favor of Licensor as well as for Licensee, as named insureds, for all licensed PRODUCT(S). If Licensor considers that the insurance obtained by Licensee is inadequate, the parties shall discuss this matter, and if they are unable to agree an expert in this field acceptable to both parties shall be consulted and the parties agree to accept his or her recommendation. Licensor shall be provided with a copy of the then prevailing certificate of insurance, which shall be furnished to Licensor by Licensee, and a 30 days notice of cancellation to Licensor in the event of cancellation or material reduction of coverage. Insurance coverage for “Licensor” shall also include any officers, directors, agents, and employees of Licensor if Licensor transfers its ownership and contract rights to any other entity that includes such persons.

4.	TERMS OF PAYMENT.

(a)	License Fee(s). Licensee agrees to pay Licensor License Fee(s) equal to the dollar amount stated in Item Five (5) in Exhibit B hereto covered by this Agreement.

(b)	Periodic Statements. By the 30th day following each calendar quarter, Licensee shall furnish to Licensor complete and accurate statements certified to be accurate by Licensee showing the number, description, gross sales price, and net sales price of the PRODUCT(S) covered by this Agreement and sold by Licensee during the preceding calendar quarter. Such statement shall be furnished to Licensor whether or not any of the PRODUCT(S) have been sold during the preceding calendar quarter.

(c)	License Fee(s) Payments. License Fee(s) shall be submitted to Licensor in the manner and method as noted in Item Five (5) of Exhibit B.

5.	QUALITY OF MERCHANDISE, BEST EFFORTS.

Licensee agrees that it will use its best efforts to promote and market the PRODUCT(S) in a manner which will widely advertise the PRODUCT(S) aggressively throughout the Territory, to insure the PRODUCT(S) covered by this Agreement shall be of high quality, and to insure that such PRODUCT(S) will be manufactured, sold, and distributed in accordance with all applicable Federal and state laws.

6.	SAMPLES.

Upon the commencement of distribution of each type, class or category of the PRODUCT(S), Licensee shall furnish and ship free of charge to Licensor one (1) sample of each design of PRODUCT(S).

7.	RECORDS.

Licensee agrees to keep accurate books of account and records covering all transactions relating to the license hereby granted, and Licensor and its duly authorized representative shall have the right, upon ten (10) business days prior written notice, at a mutually convenient time, and at all reasonable hours of business days, to an examination, at Licensor’s sole cost and expense, of such books of account and records, and all other matters such as inventory which are pertinent to an audit; and Licensor shall have free and full access thereto solely for the purpose of verifying royalty payments and such examination shall he specifically limited to the books and records relating to the royalty payments. It shall be a condition of each examination that both Licensor and its duly authorized certified public accountant hold in confidence all information derived from Licensee’s books and records. There shall be no more than one examination for any calendar year. All books of account and records relating to a particular royalty statement shall be retained for two (2) years after the issuance of the particular royalty statement. In the event of an underpayment of more than 5% for any one quarterly period, Licensee shall pay for the costs of the audit.

8.	TERMINATION.

(a)	Default. If Licensee shall not have commenced on good faith to continuously manufacture and distribute in commercial quantities all the PRODUCT(S) at any time during the term of this Agreement, or, subject to Paragraph 20 (Force Majeure Clause), Licensor in addition to all other remedies available to it hereunder may terminate this Agreement by giving written notice of termination to Licensee. Such termination shall become effective thirty (30) days following receipt of such notice, except that if such breach or failure is curable then Licensee shall have the right to cure such breach or default within such thirty (30) day period and, if cured to Licensor’s satisfaction, the Agreement shall not then terminate.

(b)	Breach. If Licensee shall violate any of its other obligations under the terms of this Agreement, Licensor shall have the right to terminate the Agreement hereby granted upon thirty (30) days notice in writing, and such notice of termination shall become effective unless Licensee shall completely remedy the violation within the thirty-day (30) period and satisfy Licensor that such violation has been remedied.

(c)	Notice. If written notice is given by Licensee ninety (90) days prior to the expiration of any subsequent annual period, Licensee has the option to terminate this Agreement as of the end of such period without potential liability for failure to continue to develop the market for the PRODUCT(S). If no notice is sent, this Agreement shall automatically renew for an additional period of one year subject to Item Four (4) of Exhibit B.

(d)	Termination. Termination of the license under the provisions of paragraph 8 shall be without prejudice to any rights, which either party may have against the other. Upon the termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales theretofore made for the year in which such termination occurs shall become immediately due and payable.

(e)	Intellectual Property Rights. If for any reason this Agreement is terminated, Licensor acknowledges that it has not acquired any secondary meaning or rights in the trademarks of Licensee.

9.	FINAL STATEMENT UPON TERMINATION OR EXPIRATION.

Sixty (60) days before the expiration of this Agreement, or in the event of its termination, ten (10) days after receipt of notice of termination or the happening of the event which terminates this Agreement where no notice is required, a statement showing the number and description of PRODUCT(S) covered by this Agreement on hand or in process shall be furnished by Licensee to Licensor. Licensor shall have the right to take physical inventory to ascertain or verify such inventory and statement, and refusal by Licensee to submit to such physical inventory by Licensor shall forfeit Licensee’s right to dispose of such inventory. Licensor retaining all other legal and equitable rights Licensor may have under the circumstances.

10.	DISPOSAL OF STOCK UPON TERMINATION OR EXPIRATION.

After expiration or termination of this Agreement under the provisions or paragraph 8, Licensee may dispose of the PRODUCT(S) covered by this Agreement which are on hand or in process at the time of termination or expiration for a period of 365 days after termination or expiration provided License Fee(s) with respect to such PRODUCT(S) are paid and a statement is furnished in accordance with paragraph 9.

11.	EFFECT OF TERMINATION OR EXPIRATION.

Upon and after the expiration or termination of this Agreement all rights granted to Licensee hereunder shall forthwith revert to Licensor, who shall be free to license others, after such expiration or termination or notice thereof, to use the RIGHTS and sell PRODUCT(S) after the disposal period referred to in paragraph 10; and Licensee will refrain from further use of the RIGHTS or any further reference to them, direct or indirect, in connection with the manufacture, sale or distribution of Licensee’s products, except as provided in paragraph 10. Licensee specifically agrees to stop all manufacture, distribution and sale of PRODUCT(S) upon termination of this Agreement while any of the RIGHTS are subsisting.

12.	NOTICES.

All notices and statements shall be in writing and, together with all payments provided for herein, shall be given at the respective addresses of the parties set forth on the cover page, or at such changed address as the recipient shall have provided in writing. Sufficient notice hereunder shall be defined as a facsimile or telephone call, in each case with a confirmation of such notice by mail. All notices required hereunder shall be deemed given ten (10) days after being mailed first class, postage prepaid, addressed as specified herein, unless facsimile transmission is used, then notice is effective immediately.

13.	ADDITIONAL PRODUCTS.

Licensor is currently developing, with the assistance of Licensee, additional products, which may be covered by Item 1 of Exhibit B, and therefore Licensor and Licensee will mutually agree upon any such License Fee on said new products after new products are completed.

14.	NO JOINT VENTURE.

Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and none of the parties shall have the power to obligate or bind the others in any manner whatsoever.

15.	ASSIGNMENT.

This Agreement shall be binding on and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, and successors, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by Licensee without the prior written consent of Licensor except for any assignment to a parent company, subsidiary, or affiliated company, not including a joint venture, provided that the transferee assumes in writing the rights and obligations of this Agreement.

16.	SEPARABILITY.

If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provisions of this Agreement unless the same shall materially affect the meaning and intention of the entire Agreement, in which case the entire Agreement shall be invalidated.

17.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the place or places of its physical execution and performance. Any cause of action brought pursuant to this Agreement shall be brought forth in the Circuit Court of Oakland County, Michigan or the Federal District Court for the Eastern District of Michigan in the State of Michigan.

18.	HEADINGS.

The subject of headings of the paragraphs and subparagraphs of this Agreement are included for the purpose of convenience only, and shall not affect the construction or interpretation of any of its provisions.

19.	NO WAIVER, ENTIRE UNDERSTANDING.

None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by both parties hereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represents the entire understanding of the parties. The failure of either party hereto to enforce, or the delay by either party hereto in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification hereof and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any or all of such rights.

20.	FORCE MAJEURE CLAUSE.

Neither party to this Agreement shall be responsible to the other party for non-performance or delay in performance of the terms or conditions herein due to circumstances beyond the control of the non-performing party, including, without limitation, acts of God, acts of Government, wars, riots, strikes, or other labor stoppages or shortages or other causes beyond the control of the parties.

21.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have duly executed this Agreement as of the day and year written above.

LICENSOR:
USM Systems, Ltd.

By:	/s/ Chester Przygoda, Jr.

LICENSEE:
Integrated Business Systems & Services, Inc.

By:	/s/ George E. Mendenhall

EXHIBIT B

      SCHEDULE OF TERMS, CONDITIONS AND DEFINITIONS

      ITEM 1. RIGHTS.

      The EVENT-DRIVEN INFORMATION SYSTEM invented by Chester Przygoda, Jr., as described in the patents and patent applications listed in Exhibit A attached hereto, and related utility and design features (including, without limitation, features and other features identifiable in such Exhibit) including all improvements, enhancements and modifications thereto, and any additions thereto, including any inventions transferred to USM Systems of Chester Przygoda, Jr., under agreement of any kind.

      ITEM 2. PRODUCT(S).

      Products and/or processes covered by any issued or pending patent claim included in the RIGHTS and any specific use of any such product and/or process.

      ITEM 3. TERRITORY.

      North America

      ITEM 4. TERM.

      The term of this Agreement shall commence on the date that this License Agreement is signed by both parties and shall continue from year to year for the duration of the RIGHTS specified above, unless sooner terminated as provided in the License Agreement.

      ITEM 5. LICENSE FEE.

      Licensee shall pay an annual License Fee based one of the two following formulas:

      Minimum Annual Fee: $10,000 which is payable in four (4) monthly installments which the initial installment ($2,500) shall be due and payable upon execution of this document. Each additional installment shall occur at thirty (30) day intervals following this initial installment.

      Fee tied to purchases: After the payment of the Minimum Annual Fee the Licensee may obtain a full credit for such payment in the event that Licensee purchases, at a predetermined and mutually agreed upon set of costs, products and equipment supplied by the Licensor in an amount in excess of One Hundred Thousand Dollars (US$100,000) per year. Credit for payment of the Minimum Annual Fee shall apply to purchases in excess of One Hundred Thousand Dollars per year only. In the event Licensee fails to purchase One Hundred Thousand Dollars (US$100,000) of Licensor’s products and equipment Licensee shall not be entitled to a pro rata credit of the Minimum Annual Fee. The total of annual purchases of Licensor’s products and equipment shall be determined by the actual, non cancelable, placed for immediate shipment, orders submitted by the Licensee during the twelve (12) calendar months following the execution of this document. Payments for all products made under this agreement are to be made within 30 days of shipment by Licensor to Licensee.

EXHIBIT A

Patents and Applications:

•	Event Driven Information System, Patent Number 6,373,389

•	Event Driven Information System, Patent Number 6,717,517

•	Event Driven Information System, Application Number 10/766203

This Exhibit may be modified from time to time to reflect current or updated coverage(s) as they are granted.

[Company Letterhead]

December 7, 2004

Mr. Chet Przygoda
President
USM Systems, Ltd.
2998 Eleven Mile Road, Suite 200
Berkley, Michigan 48072

Re:	Amendments to Limited License Agreement, dated the date hereof, between Integrated Business Systems and Services, Inc. (“IBSS”) and USM Systems, Ltd. (“USMS”).

Dear Chet:

We have entered into the above-referenced Limited License Agreement (the “License Agreement”) with you simultaneously with the execution of this letter. This letter is for the purpose of making certain amendments to the License Agreement as set out below. The execution of this letter is a condition to our entering into, and being obligated under, the Limited License Agreement. In this letter, “we,” “our,” and “us” refers to Integrated Business Systems & Services and “you,” “your,” and “yours” refers to USM Systems, Ltd. Unless otherwise indicated in this Amendment, capitalized terms used in this letter shall have the same meaning as in the License Agreement.

1.	Minimum Annual Fee. The paragraph entitled “Minimum Annual Fee:” in Item 5 of Exhibit B is amended to read as follows:

Minimum Annual Fee: $10,000, which shall be payable in one of the following ways: (i) by cash, check, or other bank transfer, (ii) in kind (which may include, but is not limited to, providing services to Licensor), or (iii) some combination of cash and in-kind payments, as determined by Licensee in its discretion. Unless otherwise agreed, in-kind payments shall be valued, if goods, based on their retail value or, if there is no retail value, on their fair market value, and if services, based on the current market rate at which Licensee charges for such services.

2.	Licensee Indemnity. The paragraph entitled “Licensee Indemnity” in item 3 section (b) shall be amended to read as follows:

(b)	Licensee Indemnity. Licensee hereby agrees to indemnify and hold harmless Licensor from claims, suits, liabilities, damages, penalties, costs or expenses, including attorney’s fees, which Licensor may hereafter incur, suffer or be required to pay arising out of or in connection with any production, sales or use of PRODUCT(S) by Licensee or its customers, and shall carry at all times during the term of this Agreement product liability insurance in an appropriate amount for the PRODUCT(S), in favor of Licensor as well as for Licensee, as named insureds, for all

Mr. Chet Przygoda
USM Systems, Ltd.
December 7, 2004

licensed PRODUCT(S). If Licensor considers that the insurance obtained by Licensee is inadequate, the parties shall discuss this matter, and if they are unable to agree an expert in this field acceptable to both parties shall he consulted and the parties agree to accept his or her recommendation. Licensor shall be provided with a copy of the then prevailing certificate of insurance, which shall be furnished to Licensor by Licensee, and a 30 days notice of cancellation to Licensor in the event of cancellation or material reduction of coverage. Insurance coverage for “Licensor” shall also include any officers, directors, agents, and employees of Licensor if Licensor transfers its ownership and contract rights to any other entity that includes such persons.

If you agree to the foregoing amendments to the License Agreement, please so indicate by signing a copy of this letter in the space provided below and returning it to us. Upon signing below, you acknowledge and agree to be bound to the License Agreement as amended by the amendments set out above.

Very truly yours,

/s/ George E. Mendenhall

Dr. George E. Mendenhall
Chief Executive Officer
Integrated Business Systems and Services, Inc.

Agreed to and accepted as of the forgoing date of this letter:

USM SYSTEMS, LTD.

By:	/s/ Chet Przygoda

Chet Przygoda
President

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